Exhibit 99.1
SandRidge Permian Trust Announces Sale of Underlying Properties by SandRidge Energy, Inc.
SANDRIDGE PERMIAN TRUST
The Bank of New York Mellon Trust Company, N.A., Trustee
                                                                                                                                                                                                 News Release
For Immediate Release
HOUSTON, Texas November 5, 2018 — SANDRIDGE PERMIAN TRUST (NYSE: PER) today announced that on November 1, 2018, SandRidge Energy, Inc. (“SandRidge”) sold all of its interests in the oil and natural gas properties underlying the Trust and all of its outstanding Trust units to Avalon Energy, LLC (“Avalon”), a Texas limited liability company. In connection with the transaction, Avalon assumed all of SandRidge's obligations under the Amended and Restated Trust Agreement and the Administrative Services Agreement between SandRidge and the Trust.

The Trust expects to continue in the normal course without disruption to the unitholders, and the resulting sale is not expected to have an impact on the operations and future distributions of the Trust.
This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. Important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Permian Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555